Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 21, 2020 (except Note 1, as to which the date is     , 2020), in the Registration Statement on Form S-1 (No. 333-        ) and related Prospectus of Caliber Home Loans, Inc for the registration of             shares of its common stock and             shares of its Series A Mandatory Convertible Preferred Stock.

Ernst & Young LLP

Dallas, TX

The foregoing consent is in the form that will be signed upon the completion of the restructuring transaction described in Note 1 to the financial statements.

/s/ Ernst & Young LLP

Dallas, TX

October 1, 2020